                                                                   EXHIBIT 10.14

                              SEVERANCE AGREEMENT


             AGREEMENT made and effective as of the 29th day of July, 1996, by and between MISSISSIPPI CHEMICAL CORPORATION (the "Company") and
______________________ (the "Executive").

             The Company has determined that the Executive's performance, the Company's ability to retain Executive as an employee, and the Executive's impartial assistance to the Company's Board of Directors in the evaluation of any potential mergers, acquisitions, sales or similar transactions will be significantly enhanced if Executive is provided with fair and reasonable protection from the risks of a termination of employment following a Change in Control of the Company. Accordingly, the Company and Executive agree as follows:

             1.      Defined Terms.

                     Unless otherwise indicated, capitalized terms used in this Agreement shall have the meanings set forth herein or in Schedule A.

             2.      Effective Date; Term.

                     This Agreement shall be effective on the date hereof and shall remain in effect until the Company terminates this Agreement by giving Executive at least one (1) year advance written notice of termination. Notwithstanding the foregoing, this Agreement shall, if in effect on the date of a Change of Control, remain in effect for at least three (3) years following such Change of Control, and such additional time as may be necessary to give effect to the terms of the Agreement.

             3.      Change-of-Control Benefits.

                     Subject to Sections 5 and 8 below, if Executive's employment with the Company is terminated (i) at any time within the three (3) years following a Change of Control by the Company without Cause, (ii) by Executive for any reason within ninety (90) days following any Change of Control, or (iii) at any time within three (3) years following a Change in Control by Executive for Good Reason (the effective date of any such termination hereafter referred to as the "Termination Date"), Executive shall be entitled to the benefits provided hereunder. If Executive's employment by the Company is terminated prior to a Change of Control at the request of any party acquiring control of the Company or in contemplation of a Change of Control, Executive's Termination Date shall be deemed to have occurred immediately following the Change of Control, and the Executive shall be entitled to the benefits provided herein.

                              (a) Severance Payments. Subject to Sections 5 and 8 below, within two (2) business days after the Termination Date, Company shall pay Executive a lump sum amount, equal to:

                                      (i)      three (3) times Executive's per
                     annum base salary in effect on the date of the Change of Control or the Termination Date, whichever is higher ("Base Salary");

                                      (ii)     Executive's Target Bonus for the
                     current fiscal year multiplied by a fraction, the numerator of which shall be the number of days Executive was employed by the Company in the fiscal year in which the Termination Date occurs and the denominator of which shall be 365, and

                                      (iii)    Thirty-six (36) months of
                     premiums (determined by the Company in accordance with its Consolidated Omnibus Budget Reconciliation Act ("COBRA") continuation procedures) under the Company's group medical and dental plans at the highest level provided to





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                     Executive during the period beginning immediately prior to the Change of Control and ending on the Termination Date.

                              (b) Continued Benefits. Until the earlier of the third anniversary of the Termination Date or the date on which Executive becomes covered under another group health plan with no preexisting condition exclusion, Company shall allow Executive and his/her spouse and dependents to purchase medical and/or dental coverage under Company's group health plan's and dental COBRA continuation coverage procedures (without regard to whether the Executive and his/her spouse and dependents would be entitled to such continuation coverage for such period of time by law or under the plan). Provided, however, that if Executive becomes employed by a new employer which maintains a major medical plan (or dental plan) that either (i) does not cover Executive with respect to a preexisting condition which was covered under the Company's major medical plan, or (ii) does not cover Executive for a designated waiting period, Executive's coverage under the Company's major medical plan (or dental plan) shall continue (but shall be limited in the event of noncoverage due to a preexisting condition, to the preexisting condition itself) until the earlier of the end of the applicable period of noncoverage under the new employer's plan or the third anniversary of the Termination Date. Until July 28, 2006, the Company, at its own expense, shall provide Executive with life insurance, disability and accidental death and dismemberment benefits at the highest level provided to Executive during the period beginning immediately prior to the Change of Control and ending on the Termination Date.

                              (c) Payment of Accrued But Unpaid Amounts. Within two (2) business days after the Termination Date, Company shall pay Executive any unpaid portion of compensation previously earned by Executive.

                              (d)     Effect of Existing Plans. All
             Change-of-Control provisions applicable to Executive and contained in any plan, program, agreement or arrangement maintained on or after the date hereof by the Company (including, but not limited to, the Company's Supplemental Benefit Plan and any stock option, restricted stock or pension plan) shall remain in effect for such period after the date of a Change of Control as is necessary to carry out such provisions and provide the benefits payable thereunder, and may not be altered in a manner which adversely affects Executive without Executive's prior written approval. No benefits shall be paid to Executive, however, under any severance plan maintained generally for the employees of the Company if Executive is eligible to receive benefits under this Section 3.

                              (e)     Outplacement Counseling. The Company
             shall reimburse all reasonable expenses incurred by Executive for professional outplacement services by qualified consultants selected by Executive.

             4.      Mitigation.

                     Executive shall not be required to seek other employment after termination and any compensation earned from other employment shall not reduce the amounts otherwise payable under this Agreement.

             5.      Limitation on Payments.

                     (a) Notwithstanding Section 3 above or any other provision of this Agreement or any other agreement, arrangement or plan, in no event shall the Company pay or be obligated to pay the Executive an amount which would be an Excess Parachute Payment except as provided in Section 5(f) below. For purposes of this Agreement, the term "Excess Parachute Payment" shall mean any payment or any portion thereof which would be an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended ("Code"), and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company, which counsel is reasonably acceptable to the Executive ("Tax Counsel"). In the event it is determined that an Excess Parachute Payment would result if the full payments provided in Section 3 above were made (when added to any other payments or benefits contingent on a change of control under any other agreement,



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             arrangement or plan), the payments due under Section 3(a) shall be reduced to the minimum extent necessary to prevent an Excess Parachute Payment; then, if necessary to prevent an Excess Parachute Payment, benefits or payments under any other plan, agreement or arrangement shall be reduced, and then benefits payable under Section 3(b). If it is established pursuant to a final determination of a court or an Internal Revenue Service administrative appeals proceeding that, notwithstanding the good faith of the Executive and the Company in applying the terms of this Section 5(a), a payment (or portion thereof) made is an Excess Parachute Payment, then, the Company shall pay to the Executive an additional amount in cash (a "Gross-Up Payment") equal to the amount necessary to cause the amount of the aggregate after-tax compensation and benefits received by the Executive hereunder (after payment of the excise tax under Section 4999 of the Code with respect to any Excess Parachute Payment, and any state and federal income taxes with respect to the Gross-Up Payment) to be equal to the aggregate after-tax compensation and benefits he would have received as if Sections 280G and 4999 of the Code had not been enacted.

                     (b) Subject to the provisions of Section 5(c), the amount of any Gross-Up Payment and the assumptions to be utilized in arriving at such amount, shall be determined by a nationally recognized certified public accounting firm designated by the Company (the "Accounting Firm"). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to Section 5(a), shall be paid by the Company to the Executive within five (5) days after the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and Executive.

                     (c) Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of a Gross-Up Payment. Such notification shall be given no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of the claim and the date of requested payment. Executive shall not pay the claim prior to the expiration of the thirty (30) day period following the date on which it gives notice to the Company. If the Company notifies Executive in writing prior to the expiration of the period that it desires to contest such claim, Executive shall:

                              (i)     give the Company any information
                     reasonably requested by the Company relating to such claim;

                              (ii)    take such action in connection with
                     contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company and reasonably acceptable to Executive;

                              (iii) cooperate with the Company in good faith in order to effectively contest such claim; and

                              (iv) permit the Company to participate in any proceedings relating to such claim.

             Without limitation on the foregoing provisions of this Section 5(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administration tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of the contest; provided, further, that if the Company directs Executive to pay any claim and sue for a refund, the Company shall advance the amount of the payment to Executive, on an interest-free basis, and shall





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                 indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to the advance or with respect to any imputed income with respect to the advance.

                          (d) In the event that the Company exhausts its remedies pursuant to Section 5(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Gross-Up Payment required and such payment shall be promptly paid by the Company to or for the benefit of Executive.

                          (e) If, after the receipt of Executive of an amount advanced by the Company pursuant to Section 5(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall promptly after receiving such refund pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 5(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                          (f) Notwithstanding the foregoing, the limitation set forth in Section 5(a) shall not apply to a Participant if in the opinion of Tax Counsel or the Accounting Firm (i) the total amounts payable to the Participant hereunder and under any other agreement, arrangement or plan as a result of a change of control (calculated without regard to the limitation of Section 5(a)), reduced by the amount of excise tax imposed on the Executive under Code Section 4999 with respect to all such amounts and reduced by the state and federal income taxes on amounts paid in excess of the limitation set forth in
                 Section 5(a), would exceed (ii) such total amounts payable after application of the limitation of Section 5(a). No Gross-Up Payment shall be made in such case.

                 6.       Termination for Cause.

                          Nothing in this Agreement shall be construed to
prevent the Company from terminating Executive's employment for Cause. If Executive is terminated for Cause, Company shall have no obligation to make any payments under this Agreement, except for payments that may otherwise be payable under then-existing employee benefit plans, programs and arrangements of the Company.

                 7.       Indemnification; Director's and Officer's Liability
Insurance.

                          Executive shall, after the Termination Date, retain
all rights to indemnification under applicable law, under the terms of any other written plan or agreement, or under the Company's Articles of Incorporation or Bylaws, as they may be amended or restated from time to time. In addition, the Company shall maintain continuing directors' and officers' liability coverage (tail coverage) for Executives who have served as directors and officers prior to the Termination Date, with respect to acts or failures to act prior to the Termination Date, at the level in effect immediately prior to the Termination Date for a three (3) year period following the Termination Date or until expiration of applicable limitations periods, if later.

                 8.       Executive Covenants.

                          (a)     Confidential Information. During the twelve
                 (12) month period following the Termination Date, Executive shall not disclose to any person, or use to the significant disadvantage of any of the Company or its subsidiaries (hereinafter collectively the "Company" for purposes of this Section 8), any nonpublic information relating to business plans, marketing plans, customers or employees of the Company other than information the disclosure of which cannot reasonably be expected to adversely affect the business of the Company ("Confidential Information"), provided, that nothing contained in this Section




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                 8 shall prevent Executive from being employed by a competitor of the Company or utilizing Executive's general skills, experience, and knowledge, including those developed while employed by the Company.

                          (b) Release. In consideration for the protection and benefits provided for under this Agreement, Executive hereby agrees to execute a release substantially in the form of Schedule B. Payment of a portion of the benefits under
                 Section 3(a) (after any reduction in benefits under Section 5) equal to two times Executive's Base Salary is expressly conditioned on Executive's execution of such release. In the event the Executive fails or refuses to execute such release, the amount payable to the Executive under Section 3(a) shall be reduced (after any reduction in benefits under Section 5) by an amount equal to two times the Executive's Base Salary.

                 9.       Disputes.

                          Any disputes or controversy arising under or in
connection with this Agreement shall be settled exclusively by arbitration in Jackson, Mississippi, or, at the option of Executive, in the county where Executive then resides, in accordance with the Rules of the American Arbitration Association then in effect. Judgment may be entered on an arbitrator's award relating to this Agreement in any court having jurisdiction.

                 10.      Costs of Proceedings.

                          The Company shall pay all costs and expenses,
including reasonable attorneys' fees and disbursements, at least monthly, of Executive in connection with any arbitration or legal proceeding related hereto, whether or not instituted by the Company or Executive, relating to the interpretation or enforcement of any provision of this Agreement, except that if Executive instituted the proceeding and the judge, arbitrator or other individual presiding over the proceeding affirmatively finds that Executive instituted the proceeding in bad faith, Executive shall pay all costs and expenses, including attorneys' fees and disbursements, of Executive.

                 11.      Assignment.

                          Except as otherwise provided herein, this Agreement
shall be binding upon, inure to the benefit of and be enforceable by the Company and Executive and their respective heirs, legal representatives, successors and assigns. If the Company shall be merged into or consolidated with another entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the entity surviving such merger or resulting from such consolidation. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. The provisions of this Section 11 shall continue to apply to each successive employer of Executive hereunder in the event of any merger, consolidation or transfer of assets of a successor employer.

                 12.      Withholding.

                          Notwithstanding the provisions of Sections 4 and 5
hereof, Company may, to the extent required by law, withhold applicable federal, state and local income and other taxes from any payments due to Executive hereunder.

                 13.      Applicable Law.

                          This Agreement shall be governed by and construed in
accordance with the laws of the State of Mississippi applicable to contracts made and to be performed therein.





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                 14.      Entire Agreement.

                          This Agreement constitutes the entire agreement
between the parties and, except as expressly provided herein, supersedes all other prior agreements concerning the effect of a Change of Control on the relationship between the Company and Executive. This Agreement may be changed only by a written agreement executed by the Company and Executive.
                                   *   *
                 The parties have executed this Agreement as of the 29th day of July, 1996.

                                        MISSISSIPPI CHEMICAL CORPORATION


                                        By:
                                           -------------------------------------
                                           Chairman, Compensation Committee




                                         ---------------------------------------
                                           ("Executive")




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                                   SCHEDULE A

                              CERTAIN DEFINITIONS


    As used in this Agreement, and unless the context requires a different meaning, the following terms, when capitalized, have the meaning indicated:

    "Cause" shall mean:

             (i) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

             (ii) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The termination of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good-faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above and specifying the particulars thereof in detail.

    "Change of Control" shall mean the first to occur of any of the following dates:

             (1)     (A)      any consolidation or merger of the Company in
                              which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities or other property, other than any consolidation or merger of the Company in which the holders of the Company's common stock immediately prior to the consolidation or merger own at least sixty percent (60%) of the outstanding voting securities of the surviving corporation immediately after the consolidation or merger;

                     (B) any sale, or other transfer of all, or substantially all, of the assets of the Company, other than any sale, lease, or other transfer to any corporation where the Company or the holders of the Company's common stock immediately prior to such, lease or other transfer owns, directly or indirectly, at least eighty percent (80%) of the outstanding voting securities of the corporation after the transfer; or

                     (C) the Company's Board of Directors votes to approve any plan or proposal for the liquidation or dissolution of the Company.

             (2) the date any person (as such term as used in Section 13(d) of the Securities Exchange Act of 1934, hereinafter the "1934 Act"), other than one or more trusts established by the Company for the





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    benefit of employees of the Company or its subsidiaries, shall become the beneficial owner (within the meaning of Rule 13d-3 under the 1934 Act) of twenty-five percent (25%) or more of the Company's outstanding common stock; or

             (3) the date, during any period of twenty-four (24) consecutive months, on which individuals who at the beginning of such period constitute the entire Board of Directors of the Company shall cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company's stockholders, of each new director comprising the majority was approved by a vote of at least a majority of the Continuing Directors in office on the date of such election or nomination for election of the new director. For purposes hereof, a "Continuing Director" shall mean:

                     (A) any member of the Board of Directors at the close of business on July 17, 1996;

                     (B) any member of the Board who succeeds any Continuing Director described in subparagraph (A) above if such successor was elected, or nominated for election by the Company's stockholders, by a majority of the Continuing Directors then still in office; or

                     (C) any director elected, or nominated for election by the Company's stockholders to fill any vacancy or newly created directorship on the Board of Directors of the Company by a majority of the Continuing Directors then still in office.

    "Good Reason" shall mean any of the following actions, without Executive's express prior written approval, other than due to Executive's permanent disability;

             (1) any diminution in Executive's titles, duties, responsibilities or status from the positions, duties, responsibilities or status existing immediately prior to a Change of Control;

             (2) the removal of Executive from, or any failure to re-elect Executive to, any of the offices Executive held immediately prior to a Change of Control;

             (3) the failure of the Company to pay Executive any compensation when due;

             (4)     any reduction of Executive's base salary or Target Bonus;

             (5) any material reduction in Executive's employee or fringe benefits; or

             (6) the change of Executive's principal place of employment to a location more than fifty (50) miles from Executive's principal place of employment immediately prior to the Change of Control.

For purposes of this Severance Agreement, the term "permanent disability" shall mean a disability which results in the Executive's entitlement to long-term disability benefits under the Company's Long Term Disability Plan.

    "Target Bonus" shall mean the amount which the Executive would have received pursuant to the Company's Officer Incentive Plan ("Plan") following the end of the fiscal year in which the Termination Date occurs if (a) the Executive had remained employed through the end of such fiscal year, (b) Operating Income as a Percent of Capital for such fiscal year had exceeded the Weighted Average Cost of Capital by an amount sufficient to permit the maximum discretionary bonus pursuant to the Plan, and (c) the Executive had been granted the maximum discretionary bonus pursuant to the Plan.





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                                   SCHEDULE B

                                COMPLETE RELEASE


    For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I do hereby irrevocably and unconditionally release, acquit and forever discharge Mississippi Chemical Corporation (the "Company") and each of its owners, partners, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, attorneys, parent companies, holding companies, divisions, subsidiaries, affiliates, related entities (and agents, directors, officers, employees, representatives, fiduciaries and attorneys of such parent companies, holding companies, divisions, subsidiaries, affiliates, employee benefit plans and related entities), past or present, and all persons acting by, through, under or in concert with any of them (collectively "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, and expenses (including attorneys' fees and costs actually incurred), of any nature whatsoever, known or unknown, suspected or unsuspected, I have, might have or might claim to have against the Releasees or any of them. This Complete Release includes, but is not limited to, a release of any rights arising out of alleged violations of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort, including any claim for negligence or gross negligence on the part of any of the Releasees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation, the Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, 42 U.S.C. o 1981, the Americans With Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, or the Occupational Safety and Health Act. Provided, however, that this Complete Release does not waive or release: (1) any rights or claims that I may have under the Age Discrimination in Employment Act which may arise after the date I sign this Agreement; (2) me or the Company from our respective obligations under that certain Severance Agreement between me and the Company dated as of July 29, 1996, pursuant to which this Complete Release is being executed and delivered;
(3) any rights to indemnification that I may have under applicable corporate law, the bylaws or articles of incorporation of any of the Releasees, or any indemnification agreement, or plan or trust agreement, or as an insured under any D & O or liability insurance policy now or previously in force; (4) any rights that I may have to amounts payable under the MCC Stock Incentive Plan, the MCC Supplemental Benefit Plan, and generally applicable employee pension or welfare benefit plans of the Company (other than severance pay plans); and (5) any right to reimbursement of expenses incurred in accordance with Company policies and procedures.

    I agree never to file a lawsuit, a grievance, administrative charges, or other proceedings asserting any claims that are released above. I agree that if I break this promise, I will pay for all costs incurred by the Company, any related companies or any employees or directors of any of them, including reasonable attorneys' fees, in defending against such claim.

    I understand that the Company has provided the consideration referenced above solely to resolve any claims that may exist between the Company and me and to avoid the cost of possible lawsuits and that the Company does not admit any wrongdoing.

    I agree that this Complete Release will be binding upon me and the Company and upon our respective heirs, administrators, trustees, representatives, executors, successors and assigns.

    I agree that if any portion of this Complete Release is held to be invalid or unenforceable, the other portions shall remain valid and enforceable.

    I understand that I have twenty-one (21) days from ____[date agreement presented for signature]___ in which to review and consider this Complete Release before signing it, and that I may use as much of this twenty-one (21) day period as I wish. I further understand that I am encouraged to consult an attorney before signing this Complete Release.

I understand that after signing this Complete Release, I have seven (7) days in which to revoke that part of this Complete Release which releases claims under the Age Discrimination in Employment Act. I further understand that any such revocation will not be effective unless I deliver a written notice of such revocation to the Company c/o ______[identify particular individual]________, no later than the close of business on the seventh day after I sign the release. I also understand that, in the event that I revoke that part of this Complete Release which releases claims under the Age Discrimination in Employment Act, I must return ______[identify a portion of the consideration that must be refunded, leaving enough consideration to support the release of the remaining claims] of the consideration provided to me by the Company.

    I UNDERSTAND THAT I HAVE THE RIGHT TO DISCUSS ALL ASPECTS OF THIS COMPLETE RELEASE WITH A PRIVATE ATTORNEY OF MY CHOICE OR A REPRESENTATIVE OF A FEDERAL, STATE OR LOCAL AGENCY, AND AFFIRM THAT I HAVE AVAILED MYSELF OF THIS RIGHT TO THE FULL EXTENT, IF ANY, THAT I DESIRED. I HAVE READ THIS COMPLETE RELEASE, FULLY UNDERSTAND ALL OF ITS PROVISIONS AND AM VOLUNTARILY EXECUTING IT. IN THE EVENT I REVOKE THAT PORTION OF THIS RELEASE COVERING CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT BUT FAIL TO RETURN THE CONSIDERATION GIVEN TO ME BY THE COMPANY, I UNDERSTAND AND ACKNOWLEDGE THAT THIS RELEASE WILL REMAIN BINDING IN ITS ENTIRETY, INCLUDING THE RELEASE OF CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.

                                        -----------------------------------
                                        Signature


                                        -----------------------------------
                                        Printed Name

STATE OF MISSISSIPPI             )
                                 )         ss.
COUNTY OF YAZOO                  )

         Personally appeared before me, the undersigned notary public, in and for said County and State, the within named _________________________________, who acknowledged that (s)he signed and delivered the above and foregoing instrument on the day and date therein mentioned.

         GIVEN under my hand and official seal this ___ day of ___________, 1996.


                                         ----------------------------------
                                         Notary Public
My commission expires:


                                         ----------------------------------
                                         Printed or Stamped Name of Notary





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